Nicor Inc.
Form 10-Q
Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
May 2, 2006	Contact: Mark Knox, re: N-960
630 388-2529
Media Contact: Annette Martinez
630 388-2781

NICOR ANNOUNCES 2006 FIRST QUARTER PRELIMINARY EARNINGS AND RAISES ANNUAL EARNINGS GUIDANCE

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported preliminary three months ended March 31, 2006 net income, operating income and diluted earnings per common share of $43.9 million, $66.1 million and $.99, respectively. This compares to net income, operating income and diluted earnings per common share for the same period in 2005 of $43.7 million, $69.8 million and $.99, respectively.

Both three-month periods were impacted by noteworthy items. 2006 results for the three month period included the effects of a pretax cost recovery associated with the company’s mercury repair and inspection program of approximately $3.8 million ($.05 per share after-tax). Absent the impact of this item, 2006 three-month results would have been $.94 per share. 2005 results for the three month period included a shareholder derivative action settlement costs of $3.5 million and a D&O insurance recovery of $4.0 million that had a net positive pretax impact on earnings of approximately $0.5 million ($.01 per share after-tax); absent these impacts, 2005 three-month results would have been $.98 per share.

Earnings for the 2006 three-month period, compared to 2005, reflected the absence of last year’s net D&O insurance recoveries and lower 2006 operating results in the company’s gas distribution (before consideration of the mercury-related recovery), shipping and other energy-related businesses. These items were offset by the mercury-related recovery, higher corporate operating income and net income tax benefits resulting from reorganization of certain shipping and related activities effective in January 2006.
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“We are pleased with our first quarter results and our improved outlook for the year,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer. “Despite warmer-than-normal weather in the first quarter of 2006, full-year gas distribution results look to be better than earlier expected, largely because of realized and projected reductions in the previous estimates for operating and maintenance expenses. We have continued exposure to the potential negative impacts on operating costs of high and volatile natural gas prices, but the year is off to a reasonably good start. Looking at the full year, our shipping business and other energy-related ventures are all expected to show overall year-to-year improvement compared to 2005.”

Details regarding 2006 first-quarter financial results compared to 2005 follow:
•	For the first quarter 2006, Gas distribution operating income was unchanged at $58.4 million when compared to 2005. The quarter reflected:
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Higher operating and maintenance costs ($13.9 million), including the impact of increased storage-related natural gas costs, natural gas and fuel costs to operate company equipment and facilities and higher bad debt expense, partially offset by lower claims arising from normal operations, payroll and benefit-related costs;

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Higher depreciation ($1.5 million); lower natural gas deliveries due to warmer weather compared to last year (approximately $8 million); and lower natural gas deliveries unrelated to weather (approximately $4 million).

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Offsetting these negative factors were the impact on revenues of higher average distribution rates (approximately $24 million), due primarily to the impact of new tariffs filed in the fourth quarter 2005 to implement a base rate increase, and the previously noted mercury-related recovery ($3.8 million).

After consideration of the impacts of the rate order on gas distribution revenues and operating and maintenance expenses, the 2005 fourth quarter rate increase added approximately $11.8 million to 2006 first quarter gas distribution operating income.
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For the 2006 first quarter, shipping operating income decreased to $10.3 million from $12.2 million in 2005. The decline for the quarter was due primarily to higher operating costs relating to higher transportation-related expenses (including fuel and inland freight costs) and higher employee-related costs. Partially offsetting these negative factors were increased revenues resulting from higher average rates offset in part by the impact of lower volumes shipped.

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For the 2006 first quarter, other energy-related ventures operating loss increased to $7.3 million from an operating loss of $1.5 million in 2005, due to lower operating results in the company’s retail energy-related products and services businesses, offset in part by higher operating results in the company’s wholesale natural gas marketing business.

Lower 2006 first quarter operating results, as compared to 2005, in the company’s retail energy-related products and services businesses were due primarily to deferral, until subsequent quarters of 2006, of revenue in accordance with the company’s revenue recognition policies. 2006 first quarter results, as compared to 2005, in the company’s wholesale natural gas marketing business reflect improved operating results, including turnaround of a portion of previously recorded unfavorable fair value accounting adjustments related to derivative instruments. Such instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged. The volatility resulting from this accounting can be significant from period to period.
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Corporate operating income for the 2006 three-month period included the favorable weather impact associated with certain of the company’s retail energy-related products and services businesses. The 2005 three-month period included previously discussed D&O insurance recoveries, net of a shareholder derivative settlement, of $0.5 million (pretax).

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In December 2005, the company repatriated $132 million under the American Jobs Creation Act of 2004 (AJCA). Effective January 2006, the company reorganized certain of its shipping and related operations primarily to take advantage of certain provisions of the AJCA that provide the opportunity for future tax savings.

In connection with these activities, a net income tax benefit of approximately $6.0 million was recorded in the first quarter of 2006 from the elimination of certain deferred taxes. The company also expects to incur in 2006 approximately $5.2 million in current income tax expense associated with these activities, $2.5 million of which has been recognized in the first quarter.

2006 Earnings Outlook
The company also announced that it has raised its 2006 annual diluted earnings per common share estimate to be in the range of $2.45 to $2.65 from $2.30 to $2.50 per share provided in its earnings release on February 24, 2006 associated with year-end 2005 results. The company’s estimate reflects consideration of several factors including 2006 three-month reported financial results. 2006 earnings estimates have been negatively impacted by weather that has been 469 degree days warmer than normal through the end of April 2006. 2006 earnings estimates also reflect the negative impacts of the Illinois Commerce Commission’s (ICC) rehearing decision that went into effect in April 2006.
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The annual outlook excludes, among other things, any future impacts associated with the ICC’s performance-based rate plan/purchased gas adjustment review and other contingencies. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2006 earnings, they are not currently estimable. The company's 2006 estimate assumes normal weather for the remainder of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its first quarter 2006 financial results and outlook. The conference call will be held this morning, Tuesday, May 2, 2006 at 8:30 a.m. central, 9:30 a.m. eastern time. To hear the conference call live, please logon to Nicor’s corporate Web site at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 11:00 a.m. central time, Tuesday, May 16, 2006. To access the recording, call 1-888-286-8010, or 1-617-801-6888 for callers outside the United States, and enter reservation number 12407251. The call will also be archived on Nicor’s corporate Web site for 90 days.
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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its principal businesses are Nicor Gas, one of the nation’s largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate”, or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and U.S. Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements.
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Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

Nicor Inc.
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)
	Three months ended
	March 31
	2006	2005
Operating revenues	$1,319.4	$1,179.8

Operating expenses
Gas distribution
Cost of gas	956.7	836.8
Operating and maintenance	82.7	68.8
Depreciation	40.1	38.6
Taxes, other than income taxes	76.8	76.1
Mercury-related costs (recoveries), net	(3.8)	.1
Property sale gains	(.1)	-
Shipping	85.0	78.3
Other energy ventures	71.7	48.2
Litigation charges (recoveries), net	-	(.5)
Other corporate expenses and eliminations	(55.8)	(36.4)
	1,253.3	1,110.0

Operating income	66.1	69.8
Interest expense, net of amounts capitalized	15.3	12.2
Equity investment income, net	1.6	2.1
Interest income	2.1	.9
Other income, net	.2	.1

Income before income taxes	54.7	60.7

Income tax expense, net of benefits	10.8	17.0

Net income	43.9	43.7

Dividends on preferred stock	-	-

Earnings applicable to common stock	$43.9	$43.7

Average shares of common stock outstanding
Basic	44.3	44.1
Diluted	44.5	44.3

Earnings per average share of common stock
Basic	$.99	$.99
Diluted	$.99	$.99

Nicor Inc.
PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)
	Three months ended
	March 31
	2006	2005

Operating revenues
Gas distribution	$1,210.8	$1,078.8
Shipping	95.3	90.5
Other energy ventures	64.4	46.7
Corporate and eliminations	(51.1)	(36.2)
	$1,319.4	$1,179.8

Operating income (loss)
Gas distribution	$58.4	$58.4
Shipping	10.3	12.2
Other energy ventures	(7.3)	(1.5)
Corporate and eliminations	4.7	.7
	$66.1	$69.8

Net income applicable to common stock	$43.9	$43.7

Average shares of common stock outstanding
Basic	44.3	44.1
Diluted	44.5	44.3

Earnings per average share of common stock
Basic	$.99	$.99
Diluted	$.99	$.99